Exhibit 99.1

EXHIBIT NUMBER DESCRIPTION ------- 99.01 TRANSCRIPT OF EARNINGS CONFERENCE CALL DATED APRIL 27, 2005.

CORPORATE PARTICIPANTS

Perry Grace
ZiLOG, Inc. - CFO

Jim Thorburn
ZiLOG, Inc. - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Gary Mobley
B. Riley & Co. - Analyst

Randy Barren
Preston Investors - Analyst

Dushyant Desai
C.E. Unterberg, Towbin - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the first quarter 2005 earnings conference call.

(Operator Instructions)

Now, I'd like to turn this presentation over to your host for today's call, Mr. Perry Grace, CFO. Please proceed, sir.

Perry Grace - ZiLOG, Inc. - CFO

Thank you. Good afternoon, everyone. Thank you for joining us today for our first quarter 2005 earnings call. On the call with me today is Jim Thorburn, our chairman and chief executive officer. Jim will review the highlights for the quarter and discuss the progress of our business. I will provide an overview of the financial performance for the quarter and an outlook for Q2.

But before we begin, I need to start with the obligatory words of caution. During the course of this conference call, we will make projections and other forward-looking statements regarding future events or the future financial performance of the company. Actual events or results may differ materially from these forward-looking statements. Due to risks and uncertainties, including those related to the continued weakness in our end markets and in the marketplace reception to our new product offerings as well as those referenced in our annual report and other documents on file with the SEC.

We expressly disclaim an obligation or undertaking to release publicly any updates or revisions to any statements to reflect any change in ZiLOG's expectations or any change of events, conditions or circumstances on which any such statements are based. In addition, once we have concluded this conference call, due to SEC Regulation FD, we will be unable to respond to questions that may seek further earnings guidance or other material nonpublic information.

We can provide historical information about the company, but cannot update or confirm previously disclosed material information. We hope that you will understand if we do not respond to questions that may seek selective disclosure. This release contains non-GAAP financial information. We present this information because we believe it assists investors ability to compare our base business over time. We have provided a reconciliation of these non-GAAP amount to the GAAP amounts in our earnings press release. The non-GAAP information presented here is supplemental to our GAAP information and should not be viewed as a substitute for the GAAP information.

When Jim and I conclude our discussions, we'll be pleased to take your questions. If you miss any of our commentary, you may listen to a recording of the call. This call will be available from 8:00 p.m. Eastern today through 8:00 p.m. Eastern on May 3. You may access the recording by calling us - excuse me, calling U.S. toll free 888-286-8010. International callers may place a toll call to 617-801-6888. The pass code to access the recording is 55362816. The webcast replay of this call will also be available on our website at www.zilog.com. I will repeat this information at the end of our call.

I would now like to hand the call over to our CEO, Jim Thorburn.

Jim Thorburn - ZiLOG, Inc. - Chairman and CEO

All right. Thanks, Perry. I'd like to welcome everyone to today's call. And, as you probably saw in the press release, we announced revenues in line with expectations for quarter one of 20.2 million. Our gross margin improved to 38%. That was up from just under 32% in the previous quarter. And our SG&A and the R&D cost, excluding SOX, were significantly lower than the Q4 level. In terms of adjusted EBITDA for Q1 - in terms of adjusted EBITDA for Q1, that was negative
3.8 for the quarter and that includes a charge of $1 million for SOX. We're continuing to see minor operating expense in line with our business level demonstrated by our cost reductions from Q4 to Q1. It is my goal to achieve cash flow breakeven revenue of around 20-21 million per quarter by year-end and to continue to expand our product portfolio.

In quarter one, our flash revenue grew about 12% sequentially to 1.1 million and our remote control revenue grew 20% sequentially. Our new products continue to gain traction and, for the first quarter, reported approximately $18 million of design wins. Flash design wins were 7.5 million for the quarter. What it is encouraging is the brand of the wins, which include security, applications and battery chargers, sensors and remote control applications.

In terms of managing the business, we continue to focus on building a strong foundation for the growth metric for tracking key ones on new product bookings, development tool shipments, design wins and new customers. Bookings in our flash products for the quarter were about $1 million. Bookings in remote control products increased 29% sequentially from quarter four to quarter one. We also continue to seed the market with our development tools and shipped in excess of 2,000 kits in the quarter. This bringing the total number of development tools we shipped since the introduction of our new product to over 27,000.

As said earlier, design wins were just over 18 million. Although it was down from our year-end levels, we continue to see our design wins expand in terms of the number of applications we're supporting. In terms of the market segments, we saw about 33% of the design wins coming from security and about 43% coming from consumer. In terms of the product portfolio, we added about 100 parts during the quarter as we launched our XP 8 pin firmly in February.

This 8-pin part is gaining a lot of interest from our customers, mainly due to the level of future integration and overall performance. We have substantially reduced the package size, in fact it saves up to about 80% in PCB space. And at the same time, we increased functionality. We added at 10 sensors, (inaudible) amplifier plus a host of other analog functionality. And this really opens up a number in the applications for our company, including time control monitoring, motor control, home appliances, definitely trying to base this on more transmitters.

In terms of this part, we should start to see initial revenue shipments around quarter four of this year. In terms of other key indicators, we also added a significant number of new customers for our flash products and we added close to another 100 customers this quarter. That brings us close to1,500 new flash customers. So, in summary, we saw revenue growth sequentially. We expanded the portfolio. We took our costs down and we're very much focused on cash flow breakeven around 20-21 million by the end of the year.

What I'm going to do is turn the call across to Perry, who's going to cove the financials.

Perry Grace  - ZiLOG, Inc. - CFO

Okay. Thanks, Jim. I'd now like to review the Q1 2005 financial results. Bookings for the quarter were 20.7 million as compared to Q4 bookings of 19 million and 29 million in Q1 a year ago. OEM bookings increased 18% sequentially and declined 32% from Q1 a year ago. Distribution bookings for the quarter increased 4% sequentially and declined 24% from Q1 a year ago.

Bookings reflect sequentially on increasing new orders for both micrologic products and other product businesses. The sequential increase in micrologic product orders primarily reflects higher demand for our infrared remote control products and an increase in demand for our legacy Z80 products. Sales for the quarter were $20.2 million, reflecting a 7% sequential increase over Q4 sales of
18.9 million. The sequential increase in sales reflects a 5% sequential increase in the micrologic business and a 21% sequential increase in our other products business.

The $0.7 million sequential increase in micrologic sales primarily reflects higher sales of infrared remote control products. Sales of our new embedded flash microcontrollers totaled $1.1 million for the quarter, a 12% increase over Q4 2004 levels. The sequential increase in our other products business was $1 million and reflects higher sales of our modem products. Worldwide OEM sales were $10.1 million for the quarter as compared to nine million in the prior quarter. Distribution sales were 10.1 million for the quarter as compared to 9.8 million in the prior quarter.

Q1 sales decreased 22% as compared to sales in Q1 a year ago of $26 million, although it is important to note that Q1 last year was an exceptionally high quarter for remote control units, driven by program demand in the satellite TV market. Additionally, the decease reflect low demand for our legacy products, driven by weaker distribution and a general softening in the marketplace.

Total backlog entering Q2 was $12.8 million, which was slightly higher than Q1 beginning levels. Distribution backlog was slightly higher, that may not be indicative of expected sales levels, due to fluctuations in their stocking orders. Gross margin for Q1 was 38% as compared to Q4 gross margin of 31.6% and 51.6% in Q1 a year ago. Q1 gross margin includes charges of $0.3 million for final expenses associated with the closure of MOD II five-inch wafer fab and the transfer of production of our legacy products through X-Fab, our foundry supplier.

Gross margins also includes a negative two percentage points impact from manufacturing and efficiencies as we continue to reduce our inventory levels. The result was a $1.5 million reduction in inventory from 12.1 million at December 31, 2001 and 10.6 million at March 31, 2005. Additionally, Q1 sales included a higher mix of lower-margin modem product that had an overall negative impact on gross margin.

Research and development was $5.2 million in spending in Q1 as compared to 5.4 million in Q4. SG&A, excluding stock compensation in Q1, was $7.1 million as compared to $7.3 million in Q4. Q1 includes $1 million for SOX compliance expenses, for services provided related the completion of the 2004 10-K filed on March 31, 2005 and accruals based on current 2005 estimates. The external cost of SOX for the 2004 compliance requirements was approximately $1.6 million. We currently anticipate the cost of SOX compliance for the 2005 fiscal year will be at level consistent with the 2004 cost.

Excluding the cost of SOX, our operational expenses for R&D and SG&A were lower than Q4. Net loss on a GAAP basis was $6.6 million or 41 cents per share in Q1 as compared to a net loss of 9.3 million or 57 cents per share in Q4 and breakeven in Q1 a year ago. The non-GAAP net loss as defined and reconciled in our earnings release was $5 million or 31 cents per share in Q1 as compared to a non-GAAP net loss of $6.3 million or 39 cents per share in Q4 and non-GAAP net income of $1.9 million or 12 cents per share in Q1 a year ago.

Due to the continue impact of the required SOP 90-7 fresh-start accounting adjustments generated from our May 2002 recapitalization, principally non-cash charges related to the amortization of fresh-start intangible assets, we have and will continue to include both GAAP and non-GAAP financial information in our results. We believe this is important to ensure a clear understanding of the operational and cash flow performance of the company.

Adjust EBITDA for Q1 was negative $3.8 million or 19% of sales as compared to negative $4.1 million or 22% of sales in Q2 and positive three million or 11% of sales in Q1 a year ago. Adjust EBITDA is also defined in our earnings release and reconciled with appropriate GAAP measures. From a balance sheet perspective, our business model is solid. Our balance sheet is healthy, as evidenced by the following key metrics. Day sales outstanding were 56 days in Q1 versus 51 days in Q4.

Total accounts receivable at March 31, 2005 were $12.5 million as compared to $10 million at December 31, 2004. Shipment levels were 19.5 million in the first quarter as compared to 19.7 million in the fourth quarter. Shipments in the first quarter were more heavily weighed to the middle and end of the quarter, reflecting a traditionally slow January and stronger February and March following the Chinese new year.

As stated, inventories were $10.6 million at March 31 and were down significantly from December levels of $12.1 million. We continued to carry significant inventories with our flash products to support expected customer needs for design wins as they are converted to production. Our Q1 current ratio is at 2.4 times current assets to current liabilities.

From a liquidity perspective, we ended the quarter with $33.6 million in cash compared to 37.7 million at December 31. Capital expenditures for the quarter totaled $0.5 million. Working capital and the operating loss consumed cash during the quarter. Working capital needs reflected the nonlinearity of shipments and increase in accounts receivable and DSOs. Additionally, we made payments through accounts payable on inventory purchases associated with our new embedded flash products and supply of wafer from XM (ph).

I'd now like to make some comments relatively - relative to our financial outlook. Our expectations for sales in Q2 range from $19.5 million to $21 million. We still expect sales to be in the $88 million to $94 million range for the year and is backend loaded for the year as new products convert to production and rank with customer programs. Gross margins in Q2 are expected to be approximately 42-44%. We expect to reduce our inventory further in Q2 to approximately $8 million. As such, we will continue to experience unfavorable manufacturing variances. Additionally, as we stated previously, we will incur expenses to continue - to reduce the cost of our new flash products through improved deals and lower foundry wafer costs as these products continue to ramp into customer production.

Gross margin for the year is expected to be 41-43%. R&D spending is expected to be approximately $5.3-5.5 million in Q2 and $21-22 million for 2005. SG&A spending, excluding stock-based compensation, is expected to be approximately 6.6-6.8 million in Q2 and 26.5-27 million for the year. This includes approximately a half a million dollars per quarter for SOX compliance costs.

Stock-based compensation is expected to be $0.3 million in Q2 and $0.8 million for the 2005 year. Amortization of intangibles is expected to be $0.6 million per quarter in 2005. And provision for taxes are expected to be $2.8-3 million for the 2005 year, of which approximately $2.5 million will be non-cash amortization and charges. Depreciation and amortization is expected to be $0.6 million per quarter. Special charges in Q2 are expected to be 0.4 million. These charges will continue until the MOD II and MOD III assets are solved. Based on the Q2 estimates, we anticipate ending Q2 2005 with cash of $30-32 million.

That concludes my prepared remarks, so I'll now turn it back to Jim.

Jim Thorburn - ZiLOG, Inc. - Chairman and CEO

All right. Thanks, Perry. So, let me just quickly summarize before we open up the call for questions. Revenue is in line with expectations. We have $18 million in new design wins. We expanded the portfolio with the 8 pin XP launch. We made progress in reducing our cost structure, excluding the compliance costs associated with SOX. In terms of where we're going for the year-end, I'm very much focused on reducing cost structure to a breakeven point around 20, 21 million. And we are set to launch a series of new products between now and year-end as we continue to expand the portfolio.

So, I'll open up the call to questions.

QUESTION AND ANSWER

Operator

Thank you, sir.

(Operator Instructions)

Your first question comes from the line of Gary Mobley from B. Riley & Co.

Gary Mobley  - B. Riley & Co. - Analyst

Hi. This is Gary Mobley.

Perry Grace  - ZiLOG, Inc. - CFO

Hi, Gary.

Gary Mobley  - B. Riley & Co. - Analyst

Perry, could you talk about some media (ph) factors in more detail - impact gross margins with, I believe, it's higher inventory you're turning right now and lower variances that are absorbing that inventory? But additionally, aren't you in the process of requalifying an alternative foundry partner for your flash products to get some better pricing? And could you help us out - what your gross margins could be once you get these issues behind you?

Perry Grace  - ZiLOG, Inc. - CFO

Okay. There's a couple of different questions in there, but it's all around margins and where we at and we're headed. We're not in the process today of qualifying, specifically, other sources for flash. We are going through the process of looking at alternatives. I mean, that is a given for flash and non-flash. So, we have various suppliers. But we are looking at alternatives that do get us, longer term, lower cost opportunities in both wafer costs and also in guide costs and that is shrinking guide - the normal business you go through of shrinking guide and getting the cost down. If you look at it for the quarter, we had a couple of things we need to get through.

We had the finalization of some product costs related to the X-Fab transfer on the legacy products. We have that behind us now, so we feel comfortable that we won't get any more charges from that.

And from an in-house, from a manufacturing perspective, we do have some (ph) test operations and some other manufacturing support costs that are influenced by the volumes. We have an attempt to bring down our inventories now as we talked about last quarter, to bring the inventories back in line to more of an equilibrium is what I would call it. We have been bringing down the inventories and will continue to brink those back in Q2.

By the end of Q2, we should be in shape from a point of view of inventory required to support the business, which is around the $8 million range. So, we've had impacts in this quarter and we'll have some impacts in Q2 again related to just throughput and utilization variances on manufacturing.

Gary Mobley  - B. Riley & Co. - Analyst

And what's your best estimate of what gross margins can be once these issues are behind you?

Perry Grace  - ZiLOG, Inc. - CFO

Well, for this year, we've given a guidance in the low to mid-40s - 40% margins for the year. And I think, as you get out later in the year, we'll start to, from - on a quarterly basis, get closer to the mid and upper range. But at this stage, we're still guiding for the year at the low to mid numbers on the 40%.

Gary Mobley  - B. Riley & Co. - Analyst

Okay. All right. Thanks.

Perry Grace  - ZiLOG, Inc. - CFO

Okay.

Operator

Your next question comes from the line of Randy Barren (ph) from Preston (ph) Investors.

Randy Barren  - Preston Investors - Analyst

Hi. I just have a quick question. Could you update us to the sales process of the MOD III property in (inaudible)?

Perry Grace  - ZiLOG, Inc. - CFO

The MOD III is still out on the market for sale. Both, actually both MODs are - MOD II and MOD III. They're literally a stone throw's away. We have had that on the marketplace now for sometime after we solved the assets. But we've got a broker involved, local brokers who know the market out there. But we don't have any events to report on that as it relates to the sale of the line of billings
(ph) there.

Randy Barren  - Preston Investors - Analyst

You have no clarity on the timeframe for that?

Perry Grace  - ZiLOG, Inc. - CFO

No. Not at this stage. No.

Randy Barren  - Preston Investors - Analyst

All right. Thank you.

Operator

Again, ladies and gentlemen, to ask a question or make a comment, press star, one. Your next question comes from the line of Dushyant Desai from C.E. Unterberg.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Thank you. First question is could you give us some idea on your revenues? How much of it was from new products versus the existing products? And then, I see new products, those products which have been developed and introduced in the last 12 months versus products which have been there for a few years.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Yes, in terms of the products, you're talking about roughly 30% of the revenue.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

And that would be - 100% of the flash revenue would be part of that. Is that correct?

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Yes. Yes.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Okay.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Yes. And I've got in there a good chunk of the IR products because we upgrading both the microcontrollers and the database.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Okay. And then, if I look at the R&D expense from the same point of view, how much of it is going towards developing or introducing new products versus just maintaining and supporting the existing products?

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Well, very much focused on the new products. So, there's roughly about 90% of it is on the new products.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Okay.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

So, we've - and you probably saw the 8 pin. That's been really well received and it's a pretty good product. So, we've got a launch on that. And we have a pretty aggressive campaign going there. And we've got a number of new platforms and families that we're bringing out to bring off derivatives of the XP. And we did a bunch of new platforms going (ph) out. So, in terms of broadening out the platform this year, it's going to be the, probably, the largest year that ZiLOG's every done in terms of product launches.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Got it. And just one clarification. I think, in your opening remarks, you mentioned that you have a target of achieving cash flow breakeven at the revenue level of 20-21 million. But when I - when I reconcile that with the gross margins in the low to mid-40s, even if I do 45% -- and then your R&D plus SG&A at about 12 million. So, there is a shortfall. Am I missing something here or
....

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

You're missing the details on my plan.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Okay. Well, so without revealing all the details here, I'm sure there is some income - interest income and some other benefits and so on. But still, I think
....

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Yes. I mean, I think, I mean, I'm not sure what you're assuming there for some of the below-the-line expenses. But we have a bunch of cost reductions that are built in from a manufacturing side as we continue to streamline activities there. I have a bunch of cost reductions built in on the G&A side as we streamline there - well, the SG&A side. The R&D, in my plans, is about 5-5.2 - roughly 5.2 million in the quarter. So, we saw us take down our basic operating costs by a million bucks from Q4 to Q1.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Right.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

I'm pretty aggressively going after the rest of it between now and ...

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Okay. So, it's a combination of gross margin improving and the output going down and then, assuming that the end demand (inaudible), then it helps you out even more.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Yes. I mean, the thing is, what's really interesting is the feedback we're getting on this 8 pin. I don't know if you've seen some of the press releases. But we are getting access to a lot of new customers there. The other interesting thing that's going on is in terms of dynamics. I mean, I'd like to get SOX behind us. The reality of SOX is with us.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Yes.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

But as we go through this thing, one major cost savings, actually, to have in stocks is migrating a lot of the functionality offshore. So, instead of paying $200 bucks in there for some stocks orders that come in, it's much cheaper offshore.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Right.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

I think, in terms of - I don't want to make a comment on the macro economy, but I think somebody in the U.S. needs to step back and see what we've done here because it's a huge burden. The reality is I'm going to run this business, SOX or not, at a cash flow breakeven around 20, 21 million.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Right. And then, the last question is, in terms of the design win and your revenue activity, what is the limiting factor? Is it the end demand? Is it the competitive situation with respect to alternate microcontroller architectures?

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

I think, I mean, what's interesting is, in terms of - I mean, I've seen this in a number of customers (inaudible). There's been actually quite a lot of activity moved offshore to China. We've had a number of design wins where the activity has moved to China and, I mean, whole manufacturing organizations have been shut down, designs have been shut down, transplanted into China.

So, we saw that quite a lot in Q1 in visiting a number of customers and some of our distributors and customers saw that. So, my idea in Q1 was, I mean, 18 million was, although down from Q4, I mean, design wins tend to be a long favorite. So, what I was looking at is the breadth of the design wins and acceptance and the number of new customers we're adding.

And, I mean, I talk about in the last call, we are adding house - I mean, some of the household names. We are seeing expansion in terms of target market. So, I think, in Q1, we continue to position ourselves and, I mean, I'm driving hard at getting the design wins and getting them converted to revenue. But there was a team and a lot of, I mean, some of the stuff was moving offshore, so there was some disruption, definitely, there.

Dushyant Desai  - C.E. Unterberg, Towbin - Analyst

Okay. Thank you very much.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Okay. All right.

Operator

Again, ladies and gentlemen, if you'd like to ask a question or make a comment, press star, one. Sir, at this time, there are no additional questions, so I'll turn the call back to you for any final remarks.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Thank you. That concludes our call for this quarter. Once again, this call will be available from 8:00 p.m. Eastern today through 8:00 p.m. on May 3. You may access the recording by calling toll free in the U.S. 888-286-8010. International callers may place a toll call to 617-801-6888. The pass code to access the recording is 55362816. A webcast replay of this call will also be available on our website at www.zilog.com. We'd like to thank you for taking the time to listen to the call and the employees and management team appreciate your support as we continue to build our business. Thanks. Thank you again for your time. At this point, I'd like to end the call.

Perry Grace  - ZiLOG, Inc. - CFO

All right.

Jim Thorburn  - ZiLOG, Inc. - Chairman and CEO

Thank you. All right. Good-bye.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes our presentation. You may now disconnect. Good day.